Exhibit 10.1

Ambac Financial Group, Inc.
March 30, 2015
Dear Mr. Tavakoli,
This letter will confirm our agreement regarding your compensation as interim President and Chief Executive Officer of Ambac Financial Group, Inc. (“AFG”), effective as of January 1, 2015. In such role you shall have all of the duties, responsibilities and authority commensurate with such position.
Commencing on January 1, 2015, you will receive a base salary of $150,000 per month, less applicable deductions, and prorated for any partial month during which you serve as interim President and Chief Executive Officer. In the event that you are terminated without “cause” (as defined in the Award Agreement described in the next paragraph), whether by virtue of appointment of a permanent Chief Executive Officer or otherwise, you will continue to receive the base salary through the later of June 30, 2015 and the Extension Date provided in the next sentence if applicable. AFG will notify you by May 15, 2015, whether it would like you to remain in the position of interim president and chief executive officer until a date (the “Extension Date”) no later than September 30, 2015, on the same terms and conditions as set forth in this letter, and you will be required to notify AFG by June 1, 2015 whether you agree to such extension, but you will be under no obligation to accept such extension.
You will also receive an equity award as set forth in and subject to the terms and conditions of the “Award Agreement” attached hereto as Exhibit A. During the period in which you serve as interim President and Chief Executive Officer, you will be eligible to participate in the employee benefit plans for employees of AFG in accordance with the terms and conditions of such plans; provided, however, that you will not be eligible for any severance plan or arrangement or payout of any accrued vacation upon your termination of employment. During such service you will not receive regular director’s compensation, but shall resume receipt of director compensation upon ceasing employment as interim President and Chief Executive Officer, provided that you shall not be entitled to equity compensation as a Director in 2015.
While interim President and Chief Executive Officer, you will be reimbursed for your reasonable business related expenses. AFG will promptly pay or reimburse the reasonable legal fees and expenses you incurred in connection with negotiating this agreement and the Award Agreement. Any such reimbursement will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
AFG shall indemnify you to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Employer’s certificate of incorporation and bylaws, subject to applicable law.

The nature of your employment relationship is at-will. Accordingly, either you or AFG may terminate your employment at any time and for any or no reason, subject to the terms and conditions of this Agreement and the Award Agreement.
This Agreement (together with the Award Agreement) is our entire agreement between the parties with regard to the subject matter. It may not be terminated or modified orally.
Please return to me a signed copy of this letter as acknowledgment of your agreement to this arrangement.
Sincerely,
/s/ Stephen M. Ksenak__
Stephen M. Ksenak
Senior Managing Director and
General Counsel
/s/ Nader Tavakoli_______
Accepted: Nader Tavakoli
Date: March 30, 2015

2